Exhibit 107
Calculation of Filing Fee Table
Form F-3
(Form Type)
Global Blue Group Holding AG
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid
	Equity	Ordinary Shares, nominal value CHF 0.01 per share(1)	Rule 457(o)	18,181,818	$4.80(2)	$87,272,727	$147.60 per $1,000,000	$12,882
(1)Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional securities that may be offered or issued by Global Blue Group Holding AG in connection with any stock split, stock dividend or similar transaction.
(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average high and low prices of the registrant’s ordinary shares reported on June 3, 2024, which was $4.80 per share.